Exhibit 3.1

BY-LAWS

OF

WELLS FARGO & COMPANY

(AS AMENDED THROUGH NOVEMBER 29, 2016)

WELLS FARGO & COMPANY

BY-LAWS

INDEX

ARTICLE I DEFINITIONS		3
1.1.	Definitions	3
1.2.	DGCL	4
1.3.	Construction	5
ARTICLE II OFFICES		5
2.1.	Principal Place of Business	5
2.2.	Registered Office and Agent	5
2.3.	Other Offices	5
ARTICLE III STOCKHOLDERS		5
3.1.	Place of Meetings	5
3.2.	Annual Meeting	5
3.3.	Special Meetings	5
3.4.	Notice of Meetings	6
3.5.	Quorum	7
3.6.	Voting and Proxies	8
3.7.	Stockholders List	9
3.8.	Fixing of Record Date	9
3.9.	Conduct of Meeting	10
3.10.	Inspector of Election	11
3.11.	Notice of Director Nominations and Other Stockholder Business	11
3.12.	Action by Written Consent of Stockholders	27
ARTICLE IV BOARD OF DIRECTORS		28
4.1.	General Powers	28
4.2.	Number and Qualification	28
4.3.	Terms of Directors	28
4.4.	Vacancies and Newly Created Directorships	28
4.5.	Chairman; Vice Chairman	28
4.6.	Place of Meetings	29
4.7.	Annual Meeting	29
4.8.	Regular Meetings	29
4.9.	Special Meetings	29
4.10.	Quorum	29
4.11.	Act of Board	29
4.12.	Action Without a Meeting	30
4.13.	Conduct of Meetings	30
4.14.	Committees	30
4.15.	Compensation	30
4.16.	Participation Other Than in Person	30
4.17.	Rules and Regulations	31

i

ARTICLE V OFFICERS		31
5.1.	Election – Appointment of Officers	31
5.2.	Term; Removal	31
5.3.	President; Vice Presidents	31
5.4.	Chief Executive Officer	31
5.5.	Chief Financial Officer	31
5.6.	Secretary; Assistant Secretary	32
5.7.	Treasurer; Assistant Treasurer	32
5.8.	Controller	32
5.9.	Chief Auditor	33
5.10.	Powers and Duties of Other Officers	33
ARTICLE VI STOCK AND STOCK TRANSFERS		33
6.1.	Certificates for Stock	33
6.2.	Stock Ledger	33
6.3.	Transfers of Stock	33
6.4.	Lost Certificates	34
6.5.	Holder of Record	34
6.6.	Stock of Other Corporations; Proxies	34
6.7.	Local Directors	34
6.8.	Regulations	34
ARTICLE VII MISCELLANEOUS PROVISIONS		35
7.1.	Fiscal Year	35
7.2.	Seal	35
7.3.	Execution of Contracts	35
7.4.	Amendments	35
7.5.	Distributions	35
ARTICLE VIII EMERGENCY BY-LAWS		35
8.1.	Emergency By-Laws	35
8.2.	Meetings	35
8.3.	Quorum	36
8.4.	By-Laws	36
8.5.	Liability	36
8.6.	Repeal or Change	36

ii

BY-LAWS

OF

WELLS FARGO & COMPANY

ARTICLE I

DEFINITIONS

1.1.    Definitions. In these By-Laws, unless otherwise specified, the following terms shall have the meanings set forth in this Section 1.1:

(a)    “Affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and, provided, further that “Affiliate of the Company” means any corporation, partnership, limited liability company, trust or other entity or organization that is Controlled By the Company.

(b)    “Board” means the Company’s Board of Directors.

(c)    “Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended or restated from time to time, including any certificates of designation filed with the Secretary of State of the State of Delaware setting forth the terms of preferred stock of the Company.

(d)    “Commission” means the U.S. Securities and Exchange Commission, and any successor thereto.

(e)    “Common Stock” means the Company’s common stock, par value $1-2/3 per share.

(f)    “Company” means Wells Fargo & Company, a Delaware corporation.

(g)    “Controlled By” means possession, directly or indirectly, of the power to direct or cause the direction and management of the policies of an entity, whether through the ownership of over fifty percent (50%) of the voting securities or other ownership interest, by contract or otherwise.

(h)    “Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of Shares or with a value derived in whole or in part from the value of any class or series of Shares or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of Shares, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of Shares, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of Shares, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of Shares, through the delivery of cash or other property, or otherwise, and without regard to whether any transactions may have been entered into that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of Shares.

(i)    “Designated Officers” means a numbered list of officers of the Company who shall be deemed to be, in the order in which they appear on the list up until a quorum is obtained, directors of the Company for purposes of obtaining a quorum during an emergency (as described in Article VIII of these By-Laws) if a quorum of directors cannot otherwise be obtained during such emergency, which officers have been designated by the Board or a committee of the Board, as the case may be, from time to time but in any event prior to such time or times as an emergency may have occurred.

(j)    “DGCL” means the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended.

(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

(l)    “Person” means any individual, corporation, partnership, business trust, limited liability company, an association, unincorporated organization or other entity of whatever nature.

(m)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

(n)    “Shares” means shares of the Common Stock, any class or series of preferred stock and any other class or series of capital stock of the Company that may be outstanding from time to time.

(o)    “Short Interest” means any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving a Stockholder or any Stockholder Associated Persons, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the Shares by, manage the risk of share price changes for, or increase or decrease the voting power of, such Stockholder or any Stockholder Associated Persons with respect to any class or series of the Shares, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the Shares.

(p)     “Stockholder” means the Person in whose name Shares are registered in the records of the Company.

(q)     “Stockholder Associated Persons” means the beneficial owner, if any, on whose behalf a director nomination or proposal of business is made and their respective Affiliates or associates or others acting in concert therewith.

1.2.    DGCL. If any term is used in these By-Laws, and such term is not otherwise defined in these By-Laws but is defined for purposes of the DGCL, such definition in the DGCL shall apply for purposes of these By-Laws, unless the context shall clearly require otherwise.

1.3.    Construction. The masculine gender, if appearing in these By-Laws, shall be deemed to include the feminine gender.

ARTICLE II

OFFICES

2.1.    Principal Place of Business. The principal place of business of the Company shall be located in the City and County of San Francisco, State of California.

2.2.    Registered Office and Agent. The Company’s registered office as required by the DGCL to be maintained in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the Company’s registered agent at such address, as required by the DGCL to be maintained in the State of Delaware, is Corporation Service Company.

2.3.    Other Offices.The Company may also have other offices at such other places, either within or without the State of Delaware, as the Board may from time to time appoint or the business of the Company may require as determined by the Chairman, the Chief Executive Officer, the President or any Vice Chairman.

ARTICLE III

STOCKHOLDERS

3.1.    Place of Meetings. All annual and special meetings of Stockholders shall be held at the principal place of business of the Company in San Francisco, California, or at such other places, within or without the State of Delaware, as the Board, the Chairman, the Chief Executive Officer, the President or any Vice Chairman shall from time to time designate. The Board shall have the right to determine that a Stockholder meeting not be held at a place, but instead be held solely by means of remote communication in the manner and to the extent permitted by the DGCL.

3.2.    Annual Meeting. An annual meeting of Stockholders shall be held each year for the election of directors and for the transaction of such other business as may properly be brought before the meeting. Such annual meeting of Stockholders shall be held on the fourth Tuesday of April in each year, or such other date as shall be designated from time to time by the Board. The date, place, if any, and time of such annual meeting shall be specified in the notice of annual meeting in accordance with Section 3.4 of this Article III.

3.3.    Special Meetings.

(a)    General. Unless otherwise prescribed by the DGCL, a special meeting of the Stockholders may be called at any time, for any purpose or purposes, by the Board, the Chief Executive Officer, the Secretary or, subject to Section 3.3(b), by the Board at the written request in proper form to the Secretary of the record holders of not less than twenty five percent (25%) of the voting power of the issued and outstanding Common Stock (the “Requisite Percent”). To be in proper form, such request (each, a “Special Meeting Request”) must be signed by each Stockholder requesting a special meeting (or their duly authorized agents), state the specific purpose(s) of the proposed meeting and the matters to be acted on at the meeting and include all information that would be required to be delivered pursuant to Section 3.11 of these By-Laws. In determining whether a special meeting of Stockholders has been requested by Stockholders representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board) and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request. A Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary. The Company’s notice of special meeting shall state the purpose or purposes of such meeting, and no business shall be transacted at such special meeting except as stated in the notice of meeting thereof. Business transacted at any Stockholder requested special meeting shall be limited to the purpose(s) stated in the Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from including additional matters in (or in accordance with) the Company’s notice of meeting or otherwise submitting matters to the Stockholders at any Stockholder requested special meeting. The date, place and time of such special meeting shall also be specified in the notice of special meeting in accordance with Section 3.4 of this Article III.

(b)    Stockholder Requested Special Meetings. Except as provided in the next sentence, a special meeting requested by Stockholders shall be held at such date and time as may be fixed by the Board; provided, however, that the date of any such special meeting shall not be more than ninety (90) days after the receipt by the Secretary of a Special Meeting Request in proper form to call a special meeting. A special meeting requested by Stockholders shall not be held if (i) the Special Meeting Request relates to an item of business that is not a proper subject for Stockholder action under applicable law, (ii) the Special Meeting Request is delivered during the period commencing ninety (90) days prior to the first anniversary of the date of the notice of annual meeting of Stockholders for the immediately preceding annual meeting of Stockholders and ending on the earlier of (x) the date of the next annual meeting of Stockholders and (y) thirty (30) calendar days after the first anniversary of the date of the immediately preceding annual meeting of Stockholders, (iii) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”) other than the election of directors, was presented at a meeting of Stockholders held not more than twelve (12) months before the Special Meeting Request is delivered, (iv) a Similar Item was presented at a meeting of the Stockholders held not more than ninety (90) days before the Special Meeting Request is delivered (and, for purposes of this clause (iv), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), or (v) a Similar Item is included in the Company’s notice as an item of business to be brought before a Stockholder meeting that has been called by the time the Special Meeting Request is delivered but not yet held. For purposes of this Section 3.3(b), the date of delivery of the Special Meeting Request shall be the first date on which valid Special Meeting Requests constituting not less than the Requisite Percent have been received by the Secretary.

3.4.    Notice of Meetings.

(a)    Content and Timing of Notice. Except as may otherwise expressly be required by law, written notice of the place, if any, date and time of each annual and special meeting of the Stockholders, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at such meeting, if such date is different from the record date for determining Stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes thereof shall be delivered personally or mailed in a postage prepaid envelope, not less than 10 nor more than 60 days before the date of such meeting, to each Stockholder entitled to vote at such meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, notice is given when deposited in the U.S. mail, postage prepaid, directed to such Stockholder at such Stockholder’s address as it appears in the records of the Company. Notwithstanding the foregoing, notice may be given to Stockholders sharing an address in the manner and to the extent permitted by the DGCL. Any notice to Stockholders shall be effective if given by a form of electronic transmission consented to by the Stockholder in the manner and to the extent permitted by the DGCL. Notice of any meeting of Stockholders shall not be required to be given to any Stockholder who shall attend such meeting in person or by proxy and shall not, at the beginning of such meeting, object to the transaction of any business because the meeting has not been lawfully called or convened, or who shall, either before or after the meeting, submit a signed waiver of notice, in person or by proxy. Except as required by law, Stockholders holding preferred stock of the Company shall not receive notice of any meeting of Stockholders at which such holders of preferred stock are not entitled to vote at such meeting.

(b)    Notice for Adjourned Meetings. Meetings of Stockholders, whether annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and when a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time thereof, place thereof, if any, and means of remote communication, if any, by which the Stockholders may be deemed to be present in person and vote with respect to the adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote at the meeting. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each Stockholder of record as of the record date so fixed for notice of such adjourned meeting.

3.5.    Quorum. The holders of a majority in voting power of the outstanding Shares entitled to vote at the meeting of Stockholders, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the Stockholders for the transaction of business, except as otherwise provided by law, the Certificate of Incorporation or these By-Laws. If, however, such majority shall not be present or represented at any meeting of the Stockholders, the Chairman, or such other individual entitled to preside at such meeting, shall have power to adjourn the meeting from time to time in accordance with Section 3.4(b), and if a quorum shall have been represented at such meeting and such meeting is adjourned, business may be transacted at such adjourned meeting which might have been transacted at the meeting as originally convened. Where a quorum was not present at the meeting as originally convened and such meeting is adjourned, then at such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally convened.

3.6.    Voting and Proxies.

(a)    Voting of Shares. Except as otherwise provided in the Certificate of Incorporation, each Stockholder shall, at each meeting of the Stockholders, be entitled to one vote in person or by proxy for each outstanding Share held by such Stockholder and registered in such Stockholder’s name on the stock ledger of the Company on the date fixed pursuant to the provisions of Section 3.8 of this Article III as the record date for the determination of Stockholders who shall be entitled to notice of and to vote at such meeting. Stockholders holding Shares of preferred stock of the Company shall not have the right to vote unless otherwise provided in the Certificate of Incorporation or the DGCL. At all meetings of the Stockholders at which a quorum is present all matters shall, unless a different or minimum vote is required by the Certificate of Incorporation, these By-Laws, the rules or regulations of any stock exchange applicable to the Company or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the majority in voting power of the Shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. The vote at a meeting need not be by ballot, except in the case of votes for the election of directors or unless demanded by a Stockholder present in person or by proxy at any meeting of the Stockholders and entitled to vote thereat.

(b)    Voting for Directors. Subject to the provisions of the Certificate of Incorporation relating to the election of directors by the holders of preferred stock, voting separately as a class, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting for the election of directors at which a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting for which, on or before the record date for the meeting (i) the Secretary of the Company receives a notice that a Stockholder (or an Eligible Stockholder) has nominated a person for election to the Board in compliance with the advance notice and other requirements for Stockholder (or Eligible Stockholder) nominations set forth in Section 3.11 of these By-Laws, and (ii) such nomination has not been withdrawn by such Stockholder (or Eligible Stockholder).

(c)    Class Voting. Except as otherwise may be provided in the Certificate of Incorporation or the DGCL, where a separate vote by a class or series is required by the Certificate of Incorporation or the DGCL, a majority in voting power of the outstanding Shares of such class or series entitled to vote on the matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on the matter and the affirmative vote of the majority in voting power of Shares of such class or series present in person or represented by proxy at the meeting shall be the act of such class or series. Such class or series shall not be entitled to vote separately unless expressly required by the Certificate of Incorporation or required in the DGCL.

(d)    Proxies. Any vote of Shares may be given at any meeting of the Stockholders by the Stockholder entitled thereto in person or by such Stockholder’s proxy appointed by a written instrument executed by such Stockholder or by such Stockholder’s attorney thereunto authorized and delivered to the Secretary of the Company or such other individual or individuals as the Secretary shall designate, or by the transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the Person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the Stockholder. Any copy, facsimile telecommunication or other reliable reproduction of such writing or transmission may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that any such reproduction is a complete reproduction of the entire original writing or transmission. No proxy shall be voted or acted upon after three years from its date, unless the proxy shall provide for a longer period.

3.7.    Stockholders List. It shall be the duty of the Secretary, or other officer of the Company who shall have charge of the Company’s stock ledger, either directly or through another officer of the Company designated by such officer or through a transfer agent appointed by the Board, to prepare and make, at least 10 days before every meeting of the Stockholders, a complete list of the Stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each Stockholder and the number of Shares registered in the name of each Stockholder. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to said meeting, at the Company’s principal place of business, or the Company may place the Stockholders’ list on a reasonably accessible electronic network as permitted by the DGCL. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any Stockholder who is present at the meeting.

3.8.    Fixing of Record Date.

(a)    Stockholder Meetings; Dividends and Other Rights. In order that the Company may determine the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day before the first notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance herewith at the adjourned meeting. In order that the Company may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board is expressly empowered to fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(b)    Action by Written Consent. In order that the Company may determine the Stockholders entitled to consent to corporate action in writing without a meeting pursuant to Section 3.12 below, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. Any Stockholder seeking to have the Stockholders authorize or take corporate action by written consent without a meeting shall, by written notice to the Company’s Secretary, request the Board to fix a record date. Upon receipt of such a request, the Company’s Secretary shall place such request before the Board at its next regularly scheduled meeting; provided, however, that if the Stockholder represents in such request that he intends, and is prepared, to commence a consent solicitation as soon as is permitted by the Exchange Act and other applicable law, the Secretary shall as promptly as practicable call a special meeting of the Board, which meeting shall be held as promptly as practicable. At such regular or special meeting, the Board shall fix a record date as provided in this Section 3.8 and the DGCL. If no record date is fixed by the Board, the record date for determining Stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action so taken or proposed to be taken is delivered to the Company. If no record date is fixed by the Board, the record date for determining Stockholders entitled to consent to corporate action in writing without a meeting, when prior action by the Board is required by the DGCL, shall be the close of business on the day on which the Board adopts the resolution taking such prior action.

3.9.    Conduct of Meeting. The Chairman shall preside at each meeting of Stockholders or, in the absence or at the request of the Chairman, the Chief Executive Officer, or the President of the Company shall so preside. At the request of the Chairman, the Chief Executive Officer, or the President, or in all of their absences, such other officer or director as the Board shall designate shall so preside at any such meeting. In the absence of a presiding officer or director determined in accordance with the preceding sentences, any individual may be designated to so preside at a meeting of Stockholders by a plurality vote of the Shares represented and entitled to vote at the meeting. The Secretary or, in the absence or at the request of the Secretary, any individual designated by the individual presiding at a meeting of Stockholders shall act as secretary of such meeting. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board (or any duly authorized committee thereof) may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate and may postpone, reschedule, recess and/or adjourn such meeting as deemed appropriate by the Board. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of Stockholders shall also have the right and authority to convene, recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.

3.10.    Inspector of Election. For each meeting of the Stockholders, the Board or the Chairman, or such other individual entitled to preside at the meeting, shall appoint an individual to act as the Inspector of Election. The Inspector of Election so appointed shall, before entering upon the discharge of the duties of inspector, take and sign an oath faithfully to execute the duties of the Inspector of Election at such meeting with strict impartiality and according to the best of such Inspector’s ability. The Inspector of Election shall have the duties as set forth in the DGCL and such other duties as may be prescribed by the Board (or a duly authorized committee of the Board) or the Chairman, or such other individual entitled to preside at such meeting.

3.11.    Notice of Director Nominations and Other Stockholder Business.

(a)    Annual Meetings of Stockholders.

(i)    Nominations of individuals for election to the Board and the proposal of other business to be considered by the Stockholders may be made at an annual meeting of Stockholders only: (1) pursuant to the Company’s notice of meeting given by or at the direction of the Board (or a duly authorized committee of the Board); (2) by or at the direction of the Board (or duly authorized committee of the Board); (3) by any Stockholder who was a Stockholder of record at the time of giving of notice provided for in this Section 3.11(a)(i) and (ii) and at the time of the annual meeting, who is entitled to vote at the annual meeting and complies with the notice procedures and other requirements set forth in this Section 3.11(a) as to such nomination or other business or (4) pursuant and subject to Section 3.11(a)(iv) of these By-Laws with respect to an eligible nomination pursuant to a Proxy Access Notice of a Stockholder Nominee at an annual meeting by an Eligible Stockholder. Section 3.11(a)(i)(3)-(4) shall be the exclusive means for a Stockholder to make nominations and Section 3.11(a)(i)(3) shall be the exclusive means for Stockholders to submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an annual meeting of Stockholders.

(ii)    For any nominations or any other business to be properly brought before an annual meeting by a Stockholder pursuant to Section 3.11(a)(i)(3) above, the Stockholder must have timely given notice thereof in writing to the Company and such other business must otherwise be a proper matter for Stockholder action at the meeting. To be timely, a Stockholder’s notice shall be delivered to the Company’s Chief Executive Officer at the Company’s principal place of business and the Company’s Secretary at such officer’s business address not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period for the giving of a Stockholder’s notice as described above. To be in proper form, a Stockholder’s notice (whether given pursuant to this Section 3.11(a)(ii), Section 3.11(a)(iv), Section 3.11(b) or Section 3.3(a)) must set forth the following information:

(1) as to the Stockholder giving the notice and the Stockholder Associated Persons:

(A) the name and address of such Stockholder, as they appear on the Company’s books, and of any Stockholder Associated Persons, if any;

(B) (i) the class or series and number of Shares which are, directly or indirectly, owned beneficially and of record by such Stockholder and any Stockholder Associated Persons; (ii) any Derivative Instruments directly or indirectly owned beneficially by such Stockholder or any Stockholder Associated Persons; (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Stockholder or any Stockholder Associated Person has a right to vote any Shares; (iv) any Short Interests involving such Stockholder or any Stockholder Associated Persons, directly or indirectly; (v) any rights to dividends on the Shares owned beneficially by such Stockholder that are separated or separable from the underlying Shares; (vi) any proportionate interest in Shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (vii) any performance-related fees (other than an asset-based fee) that such Stockholder is entitled to based on any increase or decrease in the value of Shares or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such Stockholder’s immediate family sharing the same household; (viii) any equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such Stockholder or any Stockholder Associated Persons; and (ix) any direct or indirect interest of such Stockholder or any Stockholder Associated Persons in any contract with the Company, any Affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, commercial agreement, collective bargaining agreement or consulting agreement);

(C) whether the Stockholder or Stockholder Associated Person intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding Shares required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from other Stockholders in support of such nomination or other business; and

(D) (i) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such Stockholder or any Stockholder Associated Persons, if any; and (ii) any other information relating to such Stockholder and Stockholder Associated Persons that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(2) as to each individual, if any, whom the Stockholder proposes to nominate for election or re-election to the Board (A) such individual’s name; (B) the number of Shares owned by such individual; (C) sufficient information about the individual’s experience and qualifications for the Board, or a committee of the Board, to determine if such individual meets the minimum qualifications for directors as approved and publicly disclosed by the Board from time to time or as required by law; (D) all other information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Regulation 14A of the Exchange Act (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Stockholder and any Stockholder Associated Persons, on the one hand, and each proposed nominee, and his or her respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Stockholder making the nomination and any of the Stockholder Associated Persons on whose behalf the nomination is made, if any, or any Affiliate or associate thereof or Person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(3) if the notice relates to any business other than a nomination of a director or directors that the Stockholder proposes to bring before the meeting, in addition to the matters set forth in paragraph (1) above, (A) a brief description of the business desired to be brought before the meeting; (B) the reasons for conducting such business at the meeting; (C) any material interest of such Stockholder and any Stockholder Associated Person in such business; (D) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (E) a description of all agreements, arrangements and understandings between such Stockholder and any of the Stockholder Associated Persons and any other Person(s) (including their name(s)) in connection with the proposal of such business by such Stockholder; and

(4) with respect to each nominee for election or re-election to the Board, include a completed and signed questionnaire, representation and agreement required by Section 3.11(d) below.

In addition, to be considered timely, a Stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Company’s Chief Executive Officer at the Company’s principal place of business and the Company’s Secretary at such officer’s business address not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-Laws shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Stockholder, extend any applicable deadlines hereunder or under any other provision of the By-Laws or enable or be deemed to permit a Stockholder who has previously submitted notice hereunder or under any other provision of the By-Laws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the Stockholders.

(iii)    Notwithstanding anything in the second sentence of Section 3.11(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder’s notice required by Section 3.11(a)(ii) of this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Company’s Chief Executive Officer at the Company’s principal place of business and the Company’s Secretary at such officer’s business address not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

(iv)    Inclusion of Stockholder Director Nominations in the Company’s Proxy Materials.

(1) Subject to the terms and conditions set forth in these By-Laws, whenever the Board solicits proxies with respect to the election of directors at an annual meeting of Stockholders, the Company shall include in its proxy materials for an annual meeting of Stockholders, in addition to any persons nominated for election by the Board (or any committee thereof), the name, together with the Required Information (defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board by one or more stockholders that satisfy the requirements of this Section 3.11(a)(iv), including qualifying as an Eligible Stockholder (as defined in paragraph (5) below), and that expressly elects at the time of providing the written notice required by this Section 3.11(a)(iv) (a “Proxy Access Notice”) to have its nominee included in the Company’s proxy materials pursuant to this Section 3.11(a)(iv). For the purposes of this Section 3.11(a)(iv):

(A) “Voting Shares” shall mean outstanding Shares entitled to vote generally for the election of directors;

(B) “Constituent Holder” shall mean any stockholder, fund included within a Qualifying Fund (as defined in paragraph (5) below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined in paragraph (5) below) or qualifying as an Eligible Stockholder (as defined in paragraph (5) below);

(C) a stockholder shall be deemed to “own” only those Voting Shares as to which the stockholder (or any Constituent Holder) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of Voting Shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by Affiliates of the stockholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such stockholder (or any of its Affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such stockholder (or any of its Affiliates) for any purposes or purchased by such stockholder (or any of its Affiliates) pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder (or any of its Affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Shares, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such stockholder’s (or its Affiliate’s) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder (or its Affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Shares represents at the time of entry into such arrangement less than ten percent (10%) of the proportionate value of such index. A Person shall “own” shares held in the name of a nominee or other intermediary so long as the Person retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A Person’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person has the unrestricted power to recall such loaned shares on five (5) (or fewer) business days’ notice and during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the person. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether Voting Shares are “owned” for these purposes shall be determined by the Board or any committee thereof, in each case, in its sole discretion.

(2) For purposes of this Section 3.11(a)(iv), the “Required Information” that the Company will include in its proxy statement is (1) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Company determines is required to be disclosed in the Company’s proxy statement by the regulations promulgated under the Exchange Act; and (2) if the Eligible Stockholder so elects, a Statement (defined below). The Company shall also include the name of the Stockholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these By-Laws notwithstanding, the Company may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the Company with respect to the foregoing.

(3) To be timely, a Proxy Access Notice shall be delivered to the Company’s Secretary at such officer’s business address not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the filing date of the definitive proxy statement for the preceding year’s annual meeting. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period for the giving of a Proxy Access Notice.

(4) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders pursuant to this Section 3.11(a)(iv) (including Stockholder Nominees that were submitted by an Eligible

Stockholder for inclusion in the Company’s proxy materials pursuant to this Section 3.11(a)(iv) but either are subsequently withdrawn or that the Board decides to nominate as Board nominees) appearing in the Company’s proxy materials with respect to an annual meeting of Stockholders shall not exceed the greater of (x) two and (y) the largest whole number that does not exceed twenty percent (20%) of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 3.11(a)(iv) (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by the number of directors in office that will be included in the Company’s proxy materials with respect to such annual meeting for whom access to the Company’s proxy materials was previously provided (or requested) pursuant to this Section 3.11(a)(iv), other than any such director referred to in this proviso who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board, for at least two annual terms; provided, further, that in the event the Board resolves to reduce the size of the Board effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3.11(a)(iv) exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Company’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Shares each Eligible Stockholder disclosed as owned in its Proxy Access Notice submitted to the Company. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(5) An “Eligible Stockholder” is one or more Stockholders who (A) own and have owned, or is acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three years as of both the date that the Proxy Access Notice is received by the Company pursuant to this Section 3.11(a)(iv), and as of the record date for determining stockholders eligible to vote at the annual meeting, at least three percent (3%) of the Voting Shares (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Company and the date of the applicable annual meeting, provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty and (B) otherwise individually meet the requirements of this Section 3.11(a)(iv). Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined, as of the date these By-Laws were amended to add this Section 3.11(a)(iv), in Section 12(d)(1)(G)(ii) of the Investment Company

Act of 1940 (such funds together under each of (i), (ii) or (iii), a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this paragraph (5), provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 3.11(a)(iv). No shares may be attributed to more than one group constituting an Eligible Stockholder under this Section 3.11(a)(iv) (and, for the avoidance of doubt, no stockholder may be a member of more than one group constituting an Eligible Stockholder). A record holder acting on behalf of a beneficial owner will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (5), for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

(6) Within the time period specified in this Section 3.11(a)(iv) for delivering the Proxy Access Notice, an Eligible Stockholder (including each Constituent Holder) must provide, in writing to the Company’s Secretary and with respect to such Eligible Stockholder:

(A) the name and address of, and number of Voting Shares owned by, such person;

(B) one or more written statements from the record holder of the Voting Shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3 year) holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to the Company, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide (i) within ten (10) days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and (ii) immediate notice if the Eligible Stockholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of Stockholders;

(C) the information that would be required to be submitted pursuant to Section 3.11(a)(ii)(1);

(D) a representation as to the number of Voting Shares it asserts it is deemed to own for purposes of this Section 3.11(a)(iv) and a representation that such person:

(u) acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Company, and does not presently have any such intent;

(v) intends to continue to own the Proxy Access Request Required Shares through the conclusion of the annual meeting;

(w) has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 3.11(a)(iv);

(x) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board;

(y) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Company; and

(z) will provide facts, statements and other information in all communications with the Company and its stockholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 3.11(a)(iv);

(E) in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(F) an undertaking that such person agrees to:

(y) assume all liability stemming from, and indemnify and hold harmless the Company (and Affiliates of the Company) and each of their respective directors, officers, employees, agents and advisors individually against, any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Company or out of the information that the Eligible Stockholder (including such person) provided to the Company; and

(z) file with the Commission any solicitation by the Eligible Stockholder of stockholders of the Company relating to the annual meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.

In addition, within the time period specified in this Section 3.11(a)(iv) for delivering the Proxy Access Notice, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary of the Company documentation reasonably satisfactory to the Board that demonstrates that each of the funds included within a Qualifying Fund satisfies the requirements set forth in Section 3.11(a)(iv)(5). In order to be considered timely, any information required by this Section 3.11(a)(iv) to be provided to the Company must be supplemented (by delivery to the Secretary of the Company) (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these By-Laws) available to the Company relating to any defect.

(7) The Eligible Stockholder may provide to the Secretary of the Company, at the time the information required by this Section 3.11(a)(iv) is originally provided pursuant to a Proxy Access Notice, a single written statement of the Eligible Stockholder (including such single statement as may be submitted by a group comprising such Eligible Stockholder) for inclusion in the Company’s proxy statement for the annual meeting, not to exceed 500 words, in support of the candidacy of such Eligible Stockholder’s Stockholder Nominee(s) (the “Statement”). Notwithstanding anything to the contrary contained in this Section 3.11(a)(iv), the Company may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or would violate any applicable law or regulation.

(8) Within the time period specified in this Section 3.11(a)(iv) for delivering the Proxy Access Notice, each Stockholder Nominee must provide to the Company’s Secretary:

(A) an executed agreement, in a form deemed satisfactory by the Board or its designee (which form shall be provided by the Company reasonably promptly upon written request of a stockholder), that such Stockholder Nominee consents to being named in the Company’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card) as a nominee and to serving as a director of the Company if elected;

(B) the completed and signed questionnaire, representations and agreements required by Section 3.11(d) below to the Company’s Secretary at such officer’s business address;

(C) the information that would be required to be submitted pursuant to Section 3.11(a)(ii)(2);

(D) such additional information as necessary to permit the Board to determine whether any of the matters contemplated by paragraph (10) below apply to such Stockholder Nominee and whether such Stockholder Nominee:

(y) has any direct or indirect relationship with the Company other than those relationships that have been deemed categorically immaterial pursuant to the Company’s Corporate Governance Guidelines; and

(z) is or has ever been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Commission.

(E) an undertaking that such Person will provide facts, statements and other information in all communications with the Company and its Stockholders that are or will be true and correct in all material respects (and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

At the request of the Company, the Stockholder Nominee(s) must submit all other completed and signed questionnaires required of directors and officers of the Company. The Company may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 3.11(a)(iv) or if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the Common Stock of the Company is listed, any applicable rules of the Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s directors or as may otherwise be reasonably requested.

In the event that any information or communications provided by the Eligible Stockholder (or any Constituent Holder) or the Stockholder Nominee to the Company or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Company of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these By-Laws) available to the Company relating to any such defect.

(9) Any Stockholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of Stockholders but withdraws from or becomes ineligible or unavailable for election at that annual meeting (other than by reason of such Stockholder Nominee’s disability) will be ineligible to be a Stockholder Nominee pursuant to this Section 3.11(a)(iv) for the next two annual meetings. Any Stockholder Nominee who is included in the Company’s proxy statement for a particular annual meeting of Stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 3.11(a)(iv) or any other provision of these By-Laws, the Company’s Certificate of Incorporation or other applicable regulation any time before the annual meeting of Stockholders, will not be eligible for election at the relevant annual meeting of Stockholders and, for the avoidance of doubt, another individual may not be substituted for such Stockholder Nominee by the Eligible Stockholder that nominated such Stockholder Nominee. The Company shall not be required to include, pursuant to this Section 3.11(a)(iv), any Stockholder Nominee in its proxy materials for any annual meeting of Stockholders or to allow the nomination of any such Stockholder Nominees, notwithstanding that proxies in respect of such vote may have been received by the Company, if the Company has received one or more stockholder notices nominating director candidates pursuant to Section 3.11(a)(i)(3) of these By-Laws.

(10) The Company shall not be required to include, pursuant to this Section 3.11(a)(iv), a Stockholder Nominee in its proxy materials for any annual meeting of Stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Company:

(A) who is not independent under the listing standards of the principal U.S. exchange upon which the Common Stock of the Company is listed, any applicable rules of the Commission and any publicly disclosed standards used by the Board in determining and disclosing independence of the Company’s directors, in each case as determined by the Board, who does not meet the audit committee independence requirements under the rules of any stock exchange on which the Company’s securities are traded and applicable securities laws, who is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), who is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision) or who is not independent for the purposes of the requirements under the FDIC Improvement Act related to designation as an “outside director”;

(B) whose election or service as a member of the Board would violate or cause the Company to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the Common Stock is traded, or any applicable law, rule or regulation;

(C) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(D) (y) whose election as a member of the Board would cause the Company to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or the Federal Energy Regulatory Commission or (z) who is a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act, provided, however, that this clause (z) shall apply only so long as the Company is subject to compliance with Section 164 of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

(E) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(F) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act;

(G) if such Stockholder Nominee or the applicable Eligible Stockholder (including each member of any group of stockholders and beneficial owners that together is an Eligible Stockholder) shall have provided information to the Company in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board or any committee thereof, in each case, in its sole discretion;

(H) if the Eligible Stockholder or applicable Stockholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Stockholder or Stockholder Nominee or fails to comply with its obligations pursuant to these By-Laws, including, but not limited to, this Section 3.11(a)(iv); or

(I) if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.

For the purposes of this paragraph (10), clauses (A)-(F) and, to the extent related to a breach, action or failure by the Stockholder Nominee, clause (G) or (H) will result in the exclusion from the proxy materials pursuant to this Section 3.11(a)(iv) of the specific Stockholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Stockholder Nominee to be nominated; provided, however, that clause (I) (and, to the extent related to a breach, action or failure by an Eligible Stockholder (or any Constituent Holder), clause (G) or (H)) will result in the Voting Shares owned by such Eligible Stockholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Stockholder, the exclusion from the proxy materials pursuant to this Section 3.11(a)(iv) of all of the applicable stockholder’s Stockholder Nominees from the applicable annual meeting of Stockholders or, if the proxy statement has already been filed, the ineligibility of all of such stockholder’s Stockholder Nominees to be nominated).

This Section 3.11(a)(iv) shall be the exclusive method for Stockholders to require that nominees for directors be included in the Company’s proxy materials.

(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of individuals for election to the Board may be made at a special meeting of Stockholders at which directors are to be elected pursuant to the Company’s notice of meeting either (i) by or at the direction of the Board (or duly authorized committee thereof) or Stockholders pursuant to Section 3.3 of these By-Laws; or (ii) provided that the Board or Stockholders pursuant to Section 3.3 of these By-Laws have determined that directors shall be elected at such meeting, by any Stockholder who (1) is a Stockholder of record at the time of giving of notice provided for in this Section 3.11(b) and at the time of the special meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Section 3.11(b) as to such nomination. The immediately preceding sentence shall be the exclusive means for a Stockholder to make nominations before a special meeting of Stockholders. The proposal by Stockholders of other business to be conducted at a special meeting of Stockholders may be made only in accordance with Section 3.3 of these By-Laws. In the event the Company calls a special meeting of Stockholders for the purpose of electing one or more individuals to the Board, any such Stockholder may nominate an individual(s) (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the Stockholder’s notice required by Section 3.11(a)(ii) above with respect to any such nomination (including the completed and signed questionnaire, representation and agreement required by Section 3.11(d) below) shall be delivered to the Company’s Chief Executive Officer at the Company’s principal place of business and the Company’s Secretary at such officer’s business address not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or a public announcement thereof commence a new time period for the giving of a Stockholder’s notice as described above. In addition, to be considered timely, a Stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Company’s Chief Executive Officer at the Company’s principal place of business and the Company’s Secretary at such officer’s business address not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

(c)    General.

(i)    Only such individuals who are properly nominated in accordance with the procedures set forth in this Section 3.11 of this Article III (or who are elected or appointed to the Board pursuant to Article IV, Section 4.4 of these By-Laws) shall be eligible to serve as directors of the Company. The Company may require any proposed nominee to furnish such information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable Stockholder’s understanding of the independence, or lack thereof, of such nominee.

(ii)    Notwithstanding anything in these By-Laws to the contrary, only such business that has been properly brought before the meeting in accordance with the procedures set forth in this Section 3.11 of this Article III may be conducted at a meeting of Stockholders.

(iii)    Except as otherwise provided by law, the Chairman, or such other individual entitled to preside at the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or any other business proposed to be brought before the meeting was not properly brought before the meeting in accordance with the provisions of this Section 3.11 of this Article III, and, if he should so determine and declare, such nomination or other business shall not be transacted at the meeting. Notwithstanding the foregoing provisions of this Section 3.11, unless otherwise required by law, if the Stockholder (or a qualified representative of the Stockholder) does not appear at the annual or special meeting of Stockholders of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Section 3.11, to be considered a qualified representative of the Stockholder, a Person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(iv)    For purposes of this Section 3.11 of this Article III, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(v)    Notwithstanding the foregoing provisions of this Section 3.11, a Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.11 of this Article III; provided, however, that any references in this Section 3.11 to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Sections 3.11(a)(i)(3), 3.11(a)(iv) or 3.11(b) of this By-Law. Nothing in this Section 3.11 of this Article III shall be deemed to affect any rights of (1) Stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (2) of the holders of any series of preferred stock to elect directors under circumstances specified in the Certificate of Incorporation. Subject to Rule 14a-8 under the Exchange Act and, solely with respect to an eligible nomination pursuant to a Proxy Access Notice of a Stockholder Nominee at an annual meeting by an Eligible Stockholder, Section 3.11(a)(iv) of these By-Laws, nothing in this Section 3.11 shall be construed to require the Company, or give any Stockholder the right, to have disseminated or described or included in the Company’s proxy statement any stockholder nomination of director or directors or any other business proposal.

(d) Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or re-election as a director of the Company, an individual must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.11(a)(ii), 3.11(a)(iv) or 3.11(b) above, as applicable) to the Company’s Secretary at such officer’s business address a written questionnaire with respect to the background and qualification of such individual and the background of any other Person on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such individual, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein or (B) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the Company, with such individual’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any Person other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director (including as a nominee) that has not been disclosed therein, and (iii) in his or her individual capacity and on behalf of any Person on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

3.12.    Action by Written Consent of Stockholders.

(a) Unless otherwise provided in the Certificate of Incorporation, any action which is required to be or may be taken at any annual or special meeting of Stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall have been signed by the holders of outstanding Shares having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all Shares entitled to vote thereon were present and voted and shall be delivered to the Secretary of the Company; provided, that prompt notice of the taking of the corporate action without a meeting and by less than unanimous written consent shall be given to those Stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company. A telegram, cablegram, or other electronic transmission consenting to the action to be taken and transmitted by the Stockholder, or a Person authorized to act for the Stockholder, shall be deemed to be written, signed and dated for purposes of this Section 3.12(a); provided that any such telegram, cablegram, or other electronic transmission sets forth or is delivered with information from which the Company can determine (1) that the telegram, cablegram or other electronic transmission was transmitted by the Stockholder, or the Person authorized to act for the Stockholder, and (2) the date on which such Stockholder, or Person authorized to act for the Stockholder, transmitted such telegram, cablegram or other electronic transmission. The date on which such telegram, cablegram or other electronic transmission is transmitted shall be deemed the date on which such consent was signed. Any copy, facsimile telecommunication or other reliable reproduction of such writing or transmission may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that any such reproduction is a complete reproduction of the entire original writing or transmission.

(b) In the event of the delivery to the Company of written consents purporting to represent the requisite voting power to authorize or take corporate action and/or related revocations, the Secretary of the Company shall provide for the safekeeping of such consents and revocations and shall, as promptly as practicable, engage a nationally recognized independent inspector of election for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. No action by written consent and without a meeting shall be effective until such inspector has completed its review, determined that the requisite number of valid and unrevoked consents has been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Company kept for the purpose of recording the proceedings of meetings of Stockholders.

ARTICLE IV

BOARD OF DIRECTORS

4.1.    General Powers. The business and affairs of the Company shall be managed under the direction of its Board, except as otherwise provided in the Certificate of Incorporation or permitted under the DGCL.

4.2.    Number and Qualification. The number of directors of the Company shall be not less than 3 or more than 28, with the number to be designated from time to time by resolution of the Board. Directors need not be residents of the State of Delaware. Directors must be stockholders of the Company.

4.3.    Terms of Directors. The terms of all directors shall expire at the next annual meeting of Stockholders following their election to the Board. Directors shall be elected at the annual meeting of Stockholders, except as otherwise provided in the Certificate of Incorporation or these By-Laws. A decrease in the number of directors does not shorten an incumbent director’s term. Despite the expiration of a director’s term, however, such director shall continue to serve until the director’s successor is elected and qualified or until such director’s earlier resignation or removal.

4.4.    Vacancies and Newly Created Directorships. Except in those instances where the Certificate of Incorporation, these By-Laws or applicable law provides otherwise, a majority of directors then in office, although less than a quorum, or a sole remaining director, may fill a vacancy (created by reason of death, resignation, retirement, disqualification, removal from office or otherwise) or a newly created directorship on the Board, and such directors so chosen shall hold office until the next annual meeting of Stockholders at which directors are elected and until their successors are elected and qualified. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date or otherwise) may be filled before the vacancy occurs by a majority of directors then in office, including those who have resigned, but the new director may not take office until the vacancy occurs. Whenever the holders of outstanding Shares of preferred stock are entitled to elect directors pursuant to the Certificate of Incorporation, any newly created directorships for such Shares of preferred stock and any vacancies may be filled as set forth in the Certificate of Incorporation.

4.5.    Chairman; Vice Chairman. The Board shall annually elect one of its members who meets the criteria for director independence required by the New York Stock Exchange and the Company’s Corporate Governance Guidelines (referred to for purposes of this paragraph as an “independent director”) to be Chairman. The Chairman of the Board shall preside at meetings of the Stockholders and at all meetings of the Board, unless otherwise provided in these By-Laws, and shall perform such other duties as the Board of Directors may from time to time determine. The Board may elect one of its independent directors as a Vice Chairman. The Vice Chairman shall perform such duties and have such authority as may be prescribed by the Board or by the Chairman from time to time. In the event the Chairman is unable to perform the duties of the Chairman or ceases to be an independent director, the Vice Chairman shall exercise the powers and discharge the duties of the Chairman until such time as the Board shall elect a new independent Chairman from among its members in accordance with these By-Laws; or if there is no Vice Chairman, or, if the Vice Chairman is unable to perform such duties or ceases to be an independent director, such other independent director as the Board may designate shall exercise the powers and discharge the duties of the Chairman.

4.6.    Place of Meetings. The directors may hold their meetings, have one or more offices, and keep the books of the Company outside of the State of Delaware at the offices of the Company located in the City of San Francisco, California, the City of Minneapolis, Minnesota, or at such other places, within or without the State of Delaware, as they may from time to time determine.

4.7.    Annual Meeting. An annual meeting of the directors shall be held each year, without other notice than this By-Law provision, on the same date as the annual meeting of Stockholders. The time and place of such meeting shall be designated by the Board, the Chairman, the Chief Executive Officer, or the President. At such meeting, the directors shall elect or appoint officers as authorized by Article V of these By-Laws. The directors may also transact such other business at the annual meeting as they deem necessary or appropriate.

4.8.    Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall from time to time be determined by the Board.

4.9.    Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman, the Chief Executive Officer, the President, the Secretary, or a majority of the Board. The individual(s) calling a special meeting of the Board shall give written notice of each such special meeting as provided in this Section 4.9, in which shall be stated the time and place of such meeting, but, except as otherwise expressly provided by the DGCL or these By-Laws, the purpose of the meeting need not be stated in such notice. Except as otherwise provided by law, notice of each such special meeting shall be mailed to each director, addressed to the director at the director’s residence or usual place of business as it appears in the records of the Secretary, at least two (2) days before the day on which such meeting is to be held, or shall be sent addressed to the director at such place by telegraph, cable, wireless or other form of recorded communication or be delivered personally or by telephone, facsimile or electronic mail not later than 5:00 p.m. San Francisco time of the calendar day before the day on which such meeting is to be held. Notice of any meeting of the Board shall not, however, be required to be given to any director who submits a waiver of notice, in writing or by electronic transmission, whether before or after the meeting, or if the director shall be present at or participate in such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and any meeting of the Board shall be a legal meeting without any notice thereof having been given if all the directors of the Company then in office shall be present thereat except when any director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

4.10.    Quorum. At all meetings of the Board, any number of directors constituting not less than one-third (1/3) of the total number of members of the Board shall be necessary and sufficient to constitute a quorum for the transaction of business, provided that where there is less than a majority of the Board present at any meeting a majority of the directors present may adjourn the meeting from time to time without further notice.

4.11.    Act of Board. Except as otherwise provided in the DGCL, the Certificate of Incorporation or these By-Laws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the vote of the Board; provided, however, that where there is less than a majority of the Board present at any meeting, no action by those present, although constituting a quorum, shall be taken except by unanimous vote of the directors present.

4.12.    Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at a Board meeting, or of any committee thereof, may be taken without a meeting if the action is taken by all members of the Board, or of the committee thereof. The action must be evidenced by one or more consents in writing or by electronic transmission describing the action taken, which consent or consents shall be included in the minutes or filed with the corporate records.

4.13.    Conduct of Meetings. The Chairman shall preside at all meetings of the Board or, in the absence or at the request of the Chairman, the Vice Chairman, if any, or another director chosen by the Chairman or the Board shall so preside. The Secretary, or in the absence or at the request of the Secretary, any assistant secretary or individual designated by the Secretary, shall act as secretary of such meeting.

4.14.    Committees. The Company elects to be governed by Subsection (2) of Section 141(c) of the DGCL. The Board may from time to time create or eliminate one (1) or more committees, including, but not limited to, an executive committee, any committee the Company may be required to create under the laws and regulations applicable to the Company (such as the New York Stock Exchange listing standards and the rules and regulations promulgated by the Commission) or such other committees having such name or names as may be stated in these By-Laws or as may be designated from time to time by resolution adopted by the Board. The Board shall appoint one (1) or more of the directors of the Company to serve on such committees. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Such committees, to the extent provided in said resolution or resolutions, these By-Laws, in any charter for such committee approved by the Board, or any laws and regulations applicable to the Company, shall have and may exercise the powers and authority of the Board in the management of the business and affairs of the Company, and may have power to authorize the seal of the Company to be affixed to all papers which may require it. Except as expressly provided in the DGCL, these By-Laws or the resolution designating the committee, a majority of the members of any such committee may fix its rules of procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given. Each committee of the Board shall keep minutes of their proceedings and shall report their actions to the Board at the next meeting of the Board.

4.15.    Compensation. By resolution of the Board, the Board may provide for the compensation of non-employee directors and members of any committee of the Board for their services as such and may provide for the payment or reimbursement of any or all expenses reasonably incurred by them in attending meetings of the Board or of any committee of the Board or in the performance of their other duties as directors. Nothing contained in these By-Laws, however, shall be construed to prevent any director from serving the Company in any other capacity or receiving compensation therefor. Employees of the Company or any of the Affiliates of the Company serving on the Board shall not receive additional compensation from the Company for such Board service.

4.16.    Participation Other Than in Person. At any regular or special meeting of the Board, or any committee thereof, one or more Board or committee members may participate in such meeting by means of a conference telephone or other communications equipment which allows all individuals participating in the meeting to hear each other at the same time. This type of participation in a meeting shall constitute presence in person at the meeting.

4.17.    Rules and Regulations. The Board, including any committee of the Board, may adopt such rules and regulations for the conduct of its meetings, its committees and the management of the affairs of the Company as it may deem proper, not inconsistent with the DGCL or these By-Laws.

ARTICLE V

OFFICERS

5.1.    Election – Appointment of Officers. The Board shall elect the following officers of the Company: a President, a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, a Controller, a Chief Auditor and any other officers as may be designated by the Board. The Board may from time to time designate which of these elected officers shall have the authority to appoint and terminate the appointment of such other officers and agents of the Company with such titles and duties as may be necessary for the prompt and orderly transaction of the business of the Company. Any two (2) or more offices may be held by the same individual. The Chief Executive Officer shall be a member of the Board and other officers may be members of the Board. In its discretion, the Board may leave unfilled any offices specified in this Section 5.1.

5.2.    Term; Removal. All officers shall hold office until their death, resignation, retirement, removal or disqualification or until their successors are elected or appointed and qualified. Any officer elected by the Board may be removed at any time by the affirmative vote of a majority of the whole Board.

5.3.    President; Vice Presidents. The Board shall elect a President, who shall perform the duties and exercise the powers of that office and, in addition, shall perform such other duties and shall have such other authority as may be prescribed by these By-Laws or the Board from time to time. The President may, by resolution of the Board, be designated Chief Executive Officer of the Company. If the President is not designated Chief Executive Officer, the President shall assist the Chief Executive Officer in the management of the Company. In accordance with Section 5.1, the Board may elect, or an authorized officer elected by the Board may appoint, one or more Vice Presidents, who shall have such duties and authorities, and designations and titles (e.g., Senior Executive Vice President, Group Executive Vice President, Executive Vice President and Senior Vice President), as may be prescribed by the Board or the authorized officer, as applicable.

5.4.    Chief Executive Officer. The Board shall elect a Chief Executive Officer of the Company. The Chief Executive Officer shall, subject to the direction and control of the Board, supervise and control the business and affairs of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall be charged with the duty of causing to be presented to the Board full information regarding the conditions and operations of the Company, as well as matters of a policy nature concerning the affairs of the Company and information requisite to enable the Board in the discharge of its responsibilities to exercise judgment and take action upon all matters requiring its consideration. Except where by law the signature or action of any other officer is required, the Chief Executive Officer shall possess the same power as any such other officer to sign certificates, contracts and other instruments of the Company and to take other action on behalf of the Company. The Chief Executive Officer shall have the general powers and duties of supervision and management usually vested in the chief executive officer of a corporation.

5.5.    Chief Financial Officer. The Board shall elect a Chief Financial Officer, who shall have general supervision over the financial affairs of the Company and have such powers and perform such duties as may be prescribed by these By-Laws, the Board, the Chairman, the Chief Executive Officer, or the President from time to time.

5.6.    Secretary; Assistant Secretary. The Secretary and any Assistant Secretary shall, as applicable:

(a)    record all the proceedings of the meetings of the Stockholders and the Board in one or more books kept for that purpose and shall perform like duties for any committee of the Board when requested;

(b)    see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law;

(c)    be custodian of the seal of the Company, and see that such seal or a facsimile thereof is affixed to any documents the execution of which on behalf of the Company is duly authorized and may attest such seal when so affixed; and

(d)    in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be prescribed by the Board, the Chairman, the Chief Executive Officer, the President or a Vice Chairman.

At the request of the Secretary, or in case of the Secretary’s absence or inability to act, the Assistant Secretary, or if there be more than one, any of the Assistant Secretaries, shall perform the duties of the Secretary and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary. Each Assistant Secretary shall perform such other duties as from time to time may be prescribed by the Chairman, the Chief Executive Officer, the President, a Vice Chairman or the Secretary.

5.7.    Treasurer; Assistant Treasurer. The Treasurer and any Assistant Treasurer shall, as applicable:

(a)    have the custody of the corporate funds and securities and shall keep full and accurate accounts thereof, and shall deposit all moneys, and other valuable effects, in the name and to the credit of the Company in such depositories as may be designated by the Board or pursuant to procedures established by resolution of the Board;

(b)    render such reports and perform such duties as from time to time may be prescribed by the Chairman, the Chief Executive Officer, the President, any Vice Chairman or the Chief Financial Officer; and

(c)    at the request of the Treasurer, or in case of the Treasurer’s absence or inability to act, the Assistant Treasurer, or if there be more than one, any of the Assistant Treasurers, shall perform the duties of the Treasurer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. Each Assistant Treasurer shall perform such other duties as from time to time may be prescribed by the Chairman, the Chief Executive Officer, the President, any Vice Chairman, the Chief Financial Officer or the Treasurer.

5.8.    Controller. The Controller shall exercise general supervision of the accounting departments of the Company. The Controller shall be responsible to the Chief Financial Officer and shall render reports from time to time relating to the general financial condition of the Company. The Controller shall render such other reports and perform such other duties as from time to time may be prescribed by the Board, the Chairman, the Chief Executive Officer, the President, any Vice Chairman or the Chief Financial Officer.

5.9.    Chief Auditor. The Chief Auditor shall examine the affairs of the Company and its subsidiaries and shall report to the Board summarizing the condition of the Company and its subsidiaries. The Chief Auditor shall have and may exercise such powers and duties as from time to time may be prescribed by the Board or a committee of the Board.

5.10.    Powers and Duties of Other Officers. The powers and duties of all other officers of the Company shall be those usually pertaining to their respective offices, subject to the direction and control of the Board and as otherwise provided in these By-Laws.

ARTICLE VI

STOCK AND STOCK TRANSFERS

6.1.    Certificates for Stock. Shares may be uncertificated, except to the extent otherwise required by applicable law and except to the extent Shares are represented by outstanding certificates that have not been surrendered to the Company or its transfer agent. Certificates representing Shares shall be numbered in the order in which they shall be issued and shall be signed in the name of the Company by any two authorized officers of the Company, including, without limitation, by the Chief Executive Officer, the President, a Vice President, the Secretary, an Assistant Secretary, the Treasurer, and an Assistant Treasurer; provided, however, that the signatures of any such officers or any transfer agent may be facsimiles. In case any officer or officers or transfer agent of the Company who shall have signed, or whose facsimile signature or signatures shall have been placed upon, any such certificate shall cease to be such officer or officers or transfer agent before such certificate shall have been issued, such certificate may be issued by the Company with the same effect as though the individual or individuals who signed such certificate, or whose facsimile signature or signatures shall have been placed thereupon were such officer and officers or transfer agent at the date of issue.

6.2.    Stock Ledger. A stock ledger shall be kept of the respective names of the Persons owning stock, the number, class and series of stock owned by such Persons, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Company for exchange or transfer shall be cancelled and a new certificate or certificates, or new equivalent uncertificated Shares, as the case may be, shall not be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6.4 below or otherwise required by law.

6.3.    Transfers of Stock. Transfers of Shares shall be made on the stock ledger of the Company only by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Company’s Secretary, or with a transfer agent duly appointed, and upon surrender of the certificate or certificates for such Shares properly endorsed, if such Shares are represented by a certificate, and payment of all taxes thereon. Upon receipt of proper transfer instructions from the registered owner of uncertificated Shares such uncertificated Shares shall be cancelled and issuance of new equivalent uncertificated Shares shall be made to the Person entitled thereto and the transaction shall be recorded in the stock ledger of the Company. The Person in whose name Shares stand on the Company’s stock ledger shall be deemed the owner thereof for all purposes as regards the Company.

6.4.    Lost Certificates. Any Person claiming a certificate for Shares to be lost, stolen or destroyed shall make an affidavit or affirmation of the fact and advertise the same in such manner as the Company may require. The owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, shall be required to give the Company a bond in such sum as the Company, in its discretion, may direct to indemnify the Company against any claim that may be made against it on account of the alleged loss of any such certificate before the Company will issue a new certificate, or new equivalent uncertificated Shares, in place of the certificate claimed to have been lost, stolen or destroyed; provided, however, a new certificate, or new equivalent uncertificated Shares, of the same tenor and for the same number of shares as the certificate alleged to be lost, stolen or destroyed may be issued without requiring such bond when, in the judgment of the Company, it is proper so to do.

6.5.    Holder of Record. Except as otherwise required by the DGCL or applicable law, the Company shall be entitled to treat the Person in whose name its stock stands of record on its stock ledger as the absolute owner of the stock and accordingly shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other Person, whether or not it shall have express or other notice thereof.

6.6.    Stock of Other Corporations; Proxies. Unless otherwise provided by the Board, the Chairman, the Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, the Secretary, any Executive Vice President or any Senior Vice President may from time to time:

(a)     appoint an attorney or attorneys or an agent or agents of the Company to exercise in the name and on behalf of the Company the powers and rights which the Company may have as the holder of stock or other securities in any other corporation or entity to vote or consent in respect of such stock or other securities;

(b)    instruct the Person or Persons so appointed as to the manner of exercising such powers and rights; and

(c)    execute or cause to be executed in the name and on behalf of the Company and under its corporate seal, or otherwise, all such written proxies or other instruments as such officer may deem necessary or proper in order that the Company may exercise its said powers and rights.

6.7.    Local Directors. In the event that this Company shall own in excess of fifty percent (50%) of the capital stock of any financial or moneyed corporation or association and if in the acquisition of such stock this Company shall have agreed that as to the voting of such stock for the election of directors this By-Law or an agreement substantially in accord therewith shall be binding on the Company, then and in each such event the stock so acquired shall, at all meetings for the election of a board of directors of any such association or corporation, be voted in favor of the election to such board of a sufficient number of residents of the city where the principal office of such corporation or association is located so that, if the candidate so voted for shall be elected, at least seventy-five percent of the members of said board shall be residents of said city. This Section 6.7 of this Article VI shall be amended only upon the affirmative vote of eighty percent (80%) in amount of the Common Stock of the Company outstanding at the time of such amendment or by the Board after receipt of the written consent of the holders of at least eighty percent (80%) of the Common Stock of the Company.

6.8.    Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these By-Laws or the DGCL, concerning the issue, transfer and registration of uncertificated Shares or certificates for Shares. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars, and may require all certificates for Shares bear the signature or signatures of any of them.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1.    Fiscal Year. The fiscal year shall begin the first day of January in each year.

7.2.    Seal. The corporate seal shall have inscribed thereon the name of the Company, the year of its organization and the words “Corporate Seal, Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

7.3.    Execution of Contracts. Except as may be otherwise expressly provided in these By-Laws or by law, all contracts or other written instruments made in the Company’s name shall be signed by the Chairman, the Vice Chairman, the Chief Executive Officer, the President, an Executive Vice President, a Senior Vice President or such other individual(s) and in such other manner as shall from time to time be directed by the Board by appropriate resolutions.

7.4.    Amendments. Except as otherwise specifically provided by the DGCL or in these By-Laws, these By-Laws may be added to, amended, altered or repealed by (1) the affirmative vote of a majority of the entire Board at a regular meeting of directors, or at a special meeting of directors if notice of such proposed action is given to each director prior to such special meeting, or (2) the affirmative vote of a majority in voting power of the Shares issued and outstanding and entitled to vote at an annual meeting of the

Stockholders or at a special meeting of the Stockholders if notice of such proposed action is contained in the notice of such annual or special meeting.

7.5.    Distributions. The Board may from time to time authorize, and the Company may pay or distribute, dividends or other distributions on its outstanding Shares in such a manner and upon such terms and conditions as are permitted by the Certificate of Incorporation and the DGCL.

ARTICLE VIII

EMERGENCY BY-LAWS

8.1.    Emergency By-Laws. This Article VIII shall be operative during any emergency resulting from an attack on the United States or on a locality in which the Company conducts its business or customarily holds meetings of its Board or its Stockholders, or during any nuclear or atomic disaster, or during the existence of any catastrophe or other similar emergency condition, as a result of which a quorum of the Board or, if one has been constituted, an executive committee thereof cannot readily be convened for action (an “emergency”), notwithstanding any different or conflicting provisions in these By-Laws, the Certificate of Incorporation or the DGCL. To the extent not inconsistent with the provisions of this Article VIII, the By-Laws provided in the other Articles of these By-Laws and the provisions of the Certificate of Incorporation shall remain in effect during such emergency and upon termination of such emergency, the provisions of this Article VIII shall cease to be operative.

8.2.    Meetings. During any emergency, a meeting of the Board, or any committee thereof, may be called by any member of the Board, the Chairman, the President, a Vice Chairman, an Executive Vice President or the Secretary. Notice of the time and place of the meeting shall be given by any available means of communication by the individual calling the meeting to such of the directors and/or Designated Officers as it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the individual calling the meeting, circumstances permit. As a result of such emergency, the Board may determine that a meeting of Stockholders not be held at any place, but instead be held solely by means of remote communication in accordance with the DGCL.

8.3.    Quorum. At any meeting of the Board, or any committee thereof, called in accordance with Section 8.2 above, the presence or participation of two directors or one director and a Designated Officer shall constitute a quorum for the transaction of business. In the event that no directors are able to attend the meeting of the Board, then the Designated Officers in attendance shall serve as directors for the meeting, without any additional quorum requirement and will have full powers to act as directors of the Company.

8.4.    By-Laws. At any meeting called in accordance with Section 8.2 above, the Board or a committee of the Board, as the case may be, may modify, amend or add to the provisions of this Article VIII so as to make any provision that may be practical or necessary for the circumstances of the emergency.

8.5.    Liability. No officer, director or employee of the Company acting in accordance with the provisions of this Article VIII shall be liable except for willful misconduct.

8.6.    Repeal or Change. The provisions of this Article VIII shall be subject to repeal or change by further action of the Board or by action of the Stockholders, but no such repeal or change shall modify the provisions of Section 8.5 of this Article VIII with regard to action taken prior to the time of such repeal or change.

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